                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 ----------
                                 FORM 8-K/A
                                 ----------

                                 Amendment to
                                   FORM 8-K
                            as originally filed on
                August 21, 1996 and as amended October 21, 1996

                                 Amendment to
                            Current Report Pursuant
                         to Section 13 of 15(d) of the
                        Securities Exchange Act of 1934



                                 August 6, 1996
                       (Date of earliest event reported)


                     SAFETY COMPONENTS INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)

      DELAWARE                           0-23938                 33-0596831
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                              Identification No.)



                              3190 Pullman Street
                            Costa Mesa, California
                   (Address of principal executive offices)



                                     92626
                                  (Zip Code)


       Registrant's telephone number, including area code (714) 662-7756

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(a)  Financial Statements

     Exhibit 1:

     Predecessor Financial Statements:
     Phoenix AG's Airbag Division
          Report of Independent Accountants
          Balance Sheet as of December 31, 1995
          Statement of Operations and Retained (Deficit) Earnings for the Year
           Ended December 31, 1995
          Cash Flow Statement for the Year Ended December 31, 1995
          Notes to the accounts

     Exhibit 2: (previously filed with Form 8-K/A dated October 21, 1996)

     Predecessor Financial Statements:
     Phoenix Airbag GmbH
          Report of Independent Accountants
          Balance Sheet as of August 5, 1996
          Statement of Operations and Retained Earnings for the Period from
           January 1, 1996 through August 5, 1996
          Statement of Cash Flows for the Period from January 1, 1996 through
           August 5, 1996
          Notes to the Financial Statements

     Exhibit 3:

     Successor Basis Financial Statements:
     Phoenix Airbag GmbH & Co. KG
          Report of Independent Accountants
          Balance Sheet as of December 31, 1996
          Statement of Operations and Retained Earnings for the Period from
           August 6, 1996 through December 31, 1996
          Statement of Cash Flows for the Period from August 6, 1996 through
           December 31, 1996
          Notes to The Financial Statements

(b)  Pro Forma Unaudited Financial Information

     The unaudited pro forma condensed combined balance sheet of Safety Components International, Inc. (Safety Components) and Phoenix Airbag GmbH (Phoenix Airbag) as of June 30, 1996 reflect adjustments as if the acquisition had taken place on June 30, 1996. The unaudited pro forma condensed statement of operations for the three months ended June 30, 1996 and for the then most recent fiscal year ended March 31, 1996, reflect adjustments as if the acquisition of Phoenix Airbag had occurred on April 1,1995, the beginning of Safety Component's fiscal year. The acquisition is being accounted for using the purchase method.

     The financial statements of Safety Components are based on its fiscal year ending March 31. The financial statements of Phoenix Airbag are based on a calendar year basis. In order to present the pro forma condensed combined financial statements based on Safety Components' fiscal year ended March 31, 1996, Phoenix Airbag's quarterly results for its calendar quarter ended March 31, 1995 are being excluded, while the quarterly results for its calendar quarter ended March 31, 1996 are being included for the conversion to Safety Components' fiscal year end. For the three months ended June 30, 1996, Phoenix Airbag's quarterly results for the second quarter of calendar 1996 are included. In management's opinion, the inclusion of this conversion of Phoenix Airbag's calendar year end statements for the periods being presented are necessary to properly reflect the historical results of operations included in the pro forma condensed combined financial statements.

     Pursuant to the Stock Purchase Agreement, 80% of Phoenix AG's interest in Phoenix Airbag was acquired by Safety Components on August 6, 1996 for an initial purchase price of $20 million, subject to a net worth adjustment. Additional purchase price consideration of up to approximately $7.5 million for the remaining 20% percent interest is contingent on Phoenix Airbag meeting certain performance targets during calendar years 1996 through 1998. If the annual targets are met, payments will be paid annually commencing April 30, 1997. Although Safety Components will acquire the remaining 20% interest effective December 31, 1998, it is entitled to 100% of the income or losses, of Phoenix Airbag commencing August 6, 1996. Accordingly, all assets and liabilities were reflected at fair value at the date of acquisition, and no minority interest was recorded in the Phoenix Airbag's balance sheet for Phoenix AG's remaining 20% interest.

     The unaudited pro forma condensed combined financial statements reflect Safety Component's allocation of the purchase price, including transaction costs, of approximately $22 million to the assets and liabilities of Phoenix Airbag based upon Safety Components appraised values of the relevant assets acquired and liabilities assumed. The final allocation of the purchase price may vary as additional information is obtained, and accordingly, the ultimate allocation may differ from those used in the unaudited pro forma condensed financial statements. Such final allocation is not expected to be materially different.

     The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate historical financial statements and related notes of Phoenix AG's Airbag Division, Phoenix Airbag GmbH (previously filed with amendment A) and Phoenix Airbag GmbH & Co. KG appearing in Item 7 (a) of this current report on Form 8-K and the historical financial statements, related notes and Management's Discussion and Analysis of Consolidated
Financial Condition and Results of Operations of Safety Components for the year ended March 31, 1996 and for the three-month period ended June 30, 1996, previously filed with the Securities and Exchange Commission. The pro forma information is not necessarily indicative of the results that would have been reported had the acquisition actually occurred on the dates specified, nor is it necessarily indicative of the future results of the combined companies.

         Safety Components International, Inc. and Phoenix Airbag GmbH
                                   Unaudited
                  Pro Forma Condensed Combined Balance Sheet
                                 June 30, 1996
                                   (In 000's)

                                                                   Pro Forma
                                             Safety     Phoenix   Adjustments          Combined
                                           Components   Airbag       Note 2            Pro Forma
                                           ----------   -------   ------------         ---------
Assets
Cash and cash equivalents                     $ 5,461    $    0                          $ 5,461
Accounts receivable                            15,965     4,250           105 (a)         20,320
Inventories                                     5,091     1,417            32 (a)          6,540
Prepaid expenses                                2,137        12                            2,149
                                              -------    ------        ------            -------
     Current assets                            28,654     5,679           137             34,470

Fixed assets, net of accumulated
 depreciation                                  13,958     3,053         3,741 (a)         20,752
Intangible assets, goodwill and patents                       0        12,130 (a)         12,130
Other assets                                    4,525         0        (2,095)(a)          2,430
                                              -------    ------        ------            -------
     Total Assets                             $47,137    $8,732       $13,913            $69,782
                                              =======    ======       =======            =======

Liabilities and stockholders equity
Accounts Payable                              $ 4,969    $  609                          $ 5,578
Accrued expenses                                  655     1,679          (419)(a)          1,915
Income taxes payable                                        600                              600
Due to Phoenix AG                                           176                              176
Current portion of long term obligations          734         0         4,250 (a)          4,984
                                              -------    ------        ------            -------
     Current liabilities                        6,358     3,064         3,831             13,253

Long-term obligations                           3,264         0                            3,264
Other long-term liabilities                     1,579         0        15,750 (a)         17,329
                                              -------    ------        ------            -------
      Total Liabilities                        11,201     3,064        19,581             33,846

Stockholders' equity                           35,936     5,668        (5,668)(a)         35,936
                                              -------    ------        ------            -------
     Total Liabilities and
      stockholders' equity                    $47,137    $8,732       $13,913            $69,782
                                              =======    ======       =======            =======

         Safety Components International, Inc. and Phoenix Airbag GmbH
                                   Unaudited
             Pro Forma Condensed Combined Statement of Operations
                           For The Three Months Ended
                                 June 30, 1996
                      (In 000's except Earnings Per Share)

                                                                   Pro Forma
                                             Safety     Phoenix   Adjustments          Combined
                                           Components   Airbag       Note 1            Pro Forma
                                           ----------   -------   ------------         ---------

Net sales                                     $16,172    $9,305                          $25,477
Cost of sales                                  13,580     6,977           (50)(e)         20,507
                                              -------    ------         -----            -------
     Gross profit                               2,592     2,328            50              4,970
                                              -------    ------         -----            -------
Selling, general and administrative
 expenses                                       1,146     1,072           125 (f)          2,343
                                              -------    ------         -----            -------
Operating income (loss)                         1,446     1,256           (75)             2,627
Other expense (income)                             64                                         64
Amortization of intangibles                                               142 (b)            142
Interest income                                    88                                         88
Interest expense                                   98                     450 (a)            548
                                              -------    ------         -----            -------
Income (loss) before income taxes               1,372     1,256          (667)             1,961
Provision (benefit) for US income taxes           519                    (171)(c)            348
Provision (benefit) for German taxes                        718          (283)(d)            435
                                              -------    ------         -----            -------
     Net income (loss)                        $   853    $  538         ($213)           $ 1,178
                                              =======    ======         =====            =======
Earnings per common and common
     equivalent share                           $0.17                                      $0.23
                                              =======                                    =======

Weighted average common and
     common equivalent shares                   5,069                                      5,069
                                              =======                                    =======

         Safety Components International, Inc. and Phoenix Airbag GmbH
                                   Unaudited
             Pro Forma Condensed Combined Statement of Operations
                              For The Year Ended
                                 March 31, 1996
                      (In 000's except Earnings Per Share)

                                                                    Pro Forma
                                             Safety      Phoenix   Adjustments           Combined
                                           Components    Airbag       Note 1            Pro Forma
                                           -----------   -------   ------------         ----------
Net sales                                     $94,942    $33,176                         $128,118
Cost of sales                                  81,908     26,519          (200)(e)        108,227
                                              -------    -------        ------           --------
     Gross profit                              13,034      6,657           200             19,891
                                              -------    -------        ------           --------
Selling, general and administrative
 expenses                                       5,430      3,082           450 (f)          8,962
                                              -------    -------        ------           --------
Operating income (loss)                         7,604      3,575          (250)            10,929
Other expense (income)                           (229)         0                             (229)
Amortization of intangibles                                                574 (b)            574
Interest income                                   578                                         578
Interest expense                                  381                    1,800 (a)          2,181
                                              -------    -------        ------           --------
Income (loss) before income taxes               8,030      3,575        (2,624)             8,981
Provision (benefit) for US income taxes         3,116                     (698)(c)          2,418
Provision (benefit) for German taxes                       1,869          (949)(d)          1,094
                                              -------    -------        ------           --------
     Net income (loss)                        $ 4,914    $ 1,706         ($977)          $  5,469
                                              =======    =======         =====           ========

Earnings per common and common
     equivalent share                           $0.99                                       $1.10
                                              =======                                     =======

Weighted average common and
     common equivalent shares                   4,981                                       4,981
                                              =======                                     =======

Pro Forma Financial Statements

Note 1 -  Safety Components and Phoenix Airbag Reporting Periods for the Three
            Months Ended June 30, 1996 and for the Year Ended March 31, 1996

            a) To reflect the increase in interest expense arising form the borrowing of $20 million, for the purchase of Phoenix Airbag, interest is assumed to be at Safety Components effective borrowing rate of 9% per annum.

            b) To reflect the amortization of goodwill of approximately $9.1 million, which is being amortized over a twenty-five year period (previously reported in the Company's pro forma financial statements an estimated life of fifteen years) and the amortization of patents of approximately $3 million over fifteen years, the estimated useful life of the patents. The goodwill amount represents the current estimate of the excess of purchase price over the relative values of the assets acquired and liabilities assumed. The Company believes that the goodwill associated with the purchase of Phoenix Airbag has an associated life of twenty-five years. The reason that the Company has selected a twenty-five year useful life for goodwill is based upon the fact that Phoenix Airbag is a highly automated, high volume sewing operation dealing in petroleum based fabrics. Phoenix Airbag has the ability to sew a large variety of alternative fabrics, including cotton and wool products, in a long established industry. Please refer to the Phoenix Airbag financial statements for the period ended December 31, 1996, included in this Form 8-K/A, for management's policy assessing the recovery of goodwill and patents through operations.

            c) To reflect the income tax effect of the pro forma adjustments calculated at applicable federal and state statutory rates, resulting in an effective tax rate of thirty-nine percent.

            d) To reflect the income tax effect of the pro forma adjustments and applicable tax structure as a result of the purchase of Phoenix Airbag calculated at applicable German corporate and local trade taxes statutory rates resulting in an effective German tax rate of forty-six percent, which gives effect to the deduction of the interest expense associated with the $20 million in acquisition related debt. In Germany, Phoenix Airbag has merged into a limited liability partnership, which allows for the pass through of all investment-related expenses incurred by the partner. The pass through of these expenses results in a permanent tax difference and the deduction of these expenses in both the US and in Germany.

            e) To reflect the implementation of Safety Components' accounting policy for the depreciation of fixed assets from accelerated methods to the straight-line method. In addition, Safety Components' has changed the estimate of fixed assets' useful lives from 3 to 5 years to 5 to 10 years. The aggregate credits associated with this change are $160 for the three months ended June 30, 1996 and $640 for the year ended March 31, 1996. The amount of increased depreciation associated with the step-up in fixed assets are $110 for the three months ended June 30, 1996 and $440 for the year ended March 31, 1996.

            f) To reflect the anticipated increase in management, accounting, finance and information systems associated with the acquisition of Phoenix Airbag. These additional costs are anticipated to be $125 for the three months ended June 30, 1996 and $450 for the year ended March 31, 1996. These costs reflect management's best estimates of the increased costs of staffing to operate Phoenix Airbag.

Note 2 -  Pro Forma Adjustments for the Balance Sheet as of June 30, 1996:

            a) To reflect purchase method of accounting for the acquisition of Phoenix Airbag by Safety Components. The cumulative purchase price of $22 million includes approximately $2 million of direct acquisition costs (shown as a reduction in other assets on the accompanying balance sheet). Management has allocated the purchase consideration of Phoenix Airbag's assets at fair market value, net of liabilities assumed, as follows in thousands:

                                               Historical  Purchase Price      Net Assets
                                                Accounts     Adjustments      At Fair Value
                                               ----------  --------------     -------------
                       Current assets            $5,679        $   137           $ 5,816
                       Plant and equipment        3,053          3,741             6,794
                       Intangible assets:
                         Patents                      0          2,980             2,980
                         Goodwill                     0          9,150             9,150
                                                 ------        -------           -------
                  Total assets                    8,732         16,008            24,740

                  Total liabilities               3,064           (419)            2,645
                                                 ------        -------           -------

                  Net Assets                     $5,668        $16,427           $22,095
                                                 ======        =======           =======

                Allocations of fair value to property and equipment, and patents were based on independent appraisals obtained by the Company's management. In addition, the Company, reduced certain accrued warranty reserves of the predecessor entity totaling $419. Management believes additional adjustments may impact the final purchase price allocation, however, such adjustments are not expected to be significant.